UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(D) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 21, 2010

GOLDEN PHOENIX MINERALS, INC.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	000-22905 (Commission File Number)	41-1878178 (IRS Employer Identification Number)

1675 East Prater Way, #102 Sparks, Nevada (Address of principal executive offices)	89434 Zip Code

775-853-4919
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 7 – REGULATION FD

Item 7.01  Regulation FD Disclosure

On October 22, 2010, Golden Phoenix Minerals, Inc. (the "Company") issued a Press Release announcing the closing of a debt financing by its joint venture partner on the Mineral Ridge property, Scorpio Gold Corp., and an accompanying 20% net profits royalty deed recorded in Esmeralda County in favor of the Company with respect to the Mineral Ridge property, which royalty deed will take effect only upon a default and foreclosure by the lender to Scorpio.  Further details regarding the transaction can be found under Item 8.01 below.

A copy of the Press Release is furnished herewith as Exhibit 99.1.

Further, on October 22, 2010, the Company issued a Press Release announcing the commencement of Phase-I geologic mapping and sampling of the Coyote Fault Gold and Silver Project, adjacent to the Mineral Ridge gold project.

A copy of such Press Release is furnished herewith as Exhibit 99.2.

SECTION 8 – OTHER EVENTS

Item 8.01  Other Events

On October 21, 2010, the Company’s joint venture partner on the Mineral Ridge property, Scorpio Gold (US) Corp., through its parent company, Scorpio Gold (Canada) Corp., (collectively referred to as "Scorpio") closed a debt financing transaction for up to an aggregate principal amount of $12 million (the "Scorpio Financing"), with the use of proceeds from the Scorpio Financing being designated to finance the Mineral Ridge project.  The lender in the Scorpio Financing, Waterton Global Value, L.P. ("Lender"), required, among other things, certain agreements evidencing, guaranteeing and securing the Scorpio Financing, including a pledge of all of the assets and properties held by the joint venture entity that owns and operates the Mineral Ridge project, Mineral Ridge Gold, LLC (the "LLC").  The Company currently holds a 30% ownership interest in the LLC.

Accordingly, under the terms of the LLC’s operating agreement, the Company’s consent was required in order to permit such an encumbrance in the Lender’s favor.  In consideration for the Company’s consent to the encumbrance and to mitigate the Company’s risk of forfeiture upon a default by Scorpio, the Lender, Scorpio and the LLC agreed that the LLC would grant the Company a perpetual 20% net profits royalty interest in and to the production of minerals from the Mineral Ridge properties.  Such royalty interest was recorded in the land records in Esmeralda County prior to the recording of a deed of trust in favor of the Lender securing its interest in the Mineral Ridge properties.  Under the terms of the royalty deed in favor of the Company, no royalties will begin to accrue unless and until such time as title to any of the Mineral Ridge properties is transferred to the Lender pursuant to a foreclosure based on an uncured default by Scorpio.

Further, the Company, Scorpio, the LLC and the Lender entered into a Right of First Refusal Agreement, whereby the Lender agreed that upon a default by Scorpio, it will provide the Company notice of its intent to initiate an enforcement action to realize on its security interest prior to commencing any such action.  The Lender will then grant the Company a right of first refusal with respect to the purchase of the Mineral Ridge property, whereby the Company will have the option of acquiring the property for a purchase price equal to the greater of: (a) $8 million; and (b) the aggregate amounts payable by Scorpio to the Lender under the Scorpio Financing and any other indebtedness owed by Scorpio to the Lender.  The Company must notify the Lender of its intent to accept the Lender’s offer within 10 business days of receipt of the offer ("Acceptance Period") and must consummate the purchase within 45 days of title to the Mineral Ridge properties transferring to the Lender (the "Closing Deadline").

In the event the Company chooses not to accept the Lender’s offer or if the Company is unable to consummate a purchase before the Closing Deadline, the Company agreed that the Lender will have the right to acquire the Company’s 20% net profits royalty interest for a purchase price of $5 million, such purchase to be consummated within 45 days of the earlier expiration of the Acceptance Period or the Closing Deadline.  If the Lender chooses not to purchase the Company’s net profits royalty interest, it will have the right to otherwise sell, transfer or dispose of the Mineral Ridge properties, subject to the Company’s royalty interest, to any third party.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01  Financial Statements and Exhibits

Exhibit No.                      Exhibit Description

99.1
Press Release, dated October 22, 2010, entitled "Golden Phoenix JV Partner Scorpio Gold Obtains $12 Million To Bring Mineral Ridge Into Production; Golden Phoenix, as a Contingency, Retains 20% Net Profits Royalty."

99.2.	Press Release, dated October 22, 2010, entitled "Golden Phoenix Begins Phase-I Geologic Mapping and Sampling of Coyote Fault Gold and Silver Project; Adjacent to Mineral Ridge Gold Project."

The information contained in Exhibits 99.1 and 99.2 attached hereto shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed incorporated by reference in any filing with the Securities and Exchange Commission under the Securities Exchange Act of 1934 or the Securities Act of 1933, whether made before or after the date hereof and irrespective of any general incorporation by reference language in any filing.

Portions of this report may constitute "forward-looking statements" defined by federal law.  Although the Company believes any such statements are based on reasonable assumptions, there is no assurance that the actual outcomes will not be materially different.  Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Litigation Reform Act of 1995.  Additional information about issues that could lead to material changes in the Company’s performance is contained in the Company’s filings with the Securities and Exchange Commission and may be accessed at www.sec.gov.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

GOLDEN PHOENIX MINERALS, INC.

Dated: October 22, 2010	By:	/s/ Thomas Klein
Thomas Klein Chief Executive Officer